PORTIONS OF THE FOLLOWING DOCUMENT HAVE DELETED
   DUE TO THE CONFIDENTIAL NATURE OF THE INFORMATION CONTAINED
       THEREIN.  SUCH DELETIONS ARE INDICATED AS FOLLOWS:
           (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

           THE CONFIDENTIAL INFORMATION HAS BEEN FILED
                 SEPARATELY WITH THE COMMISSION


                                                    EXHIBIT 10.57

                   PLASMA SUPPLY AGREEMENT



     This Plasma Supply Agreement, dated effective as of the

6th day of February, 1996 by and between DCI Management

Group,Inc., a New Mexico Corporation, c/o G.W. Matlin, 71 South

Bedford Road, Mount Kisco, New York, ("Supplier") and

Medimmune, Inc., a Delaware corporation with offices at 35

West Watkins Mill Road, Gaithersburg, Maryland 20878

("Purchaser").



                         WITNESSETH:

     WHEREAS, Purchaser desires to purchase Source Plasma (as

defined by Title 21 CFR 600.01 et seq) from Supplier in

connection with a program requiring plasma with acceptable

neutralizing titers for respiratory syncytial virus (RSV)

(hereafter termed "Product"); and

     WHEREAS, Supplier is willing to supply Purchaser's

requirements for Product, up to specified levels;

     NOW THEREFORE, in consideration of the premises and of

the mutual covenants and agreements herein set forth, the

parties hereto agree as follows:

     1.0  TERM AND RENEWAL

     1.1  The initial term (the "Initial Term") of this

Agreement shall begin on the effective date noted above and

unless sooner terminated as provided herein shall continue

for a period of three (3) years from the date of this

Agreement. In anticipation of the parties extending this

Agreement beyond the Initial Term, the parties agree that

during the month of November, 1996 and annually thereafter

they shall meet for the purpose of negotiating volumes and

prices for the 12-month period three years into the future.

For example in November, 1996 the parties shall meet to

discuss volumes and prices for months 37-48.

     2.0  PRODUCTS AND PRICES

     2.1  Supplier shall supply to Purchaser for the Initial

Term, and any extension thereof, Product in accordance with

the specifications attached as Exhibit A hereto (hereafter

the "Specifications") .

     2.2  During the first twelve months of this agreement,

Purchaser shall pay for Product purchased hereunder at a

price equal to (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) per liter of plasma, F.O.B. Louisville, KY or Aberdeen, MD, or any destination in continental U.S. as directed by Purchaser.  The price for months 13-24 will be reviewed on or before November 1,

1996, and on or before November 1, 1997 for months 25-36 of the contract.  Based on existing plasma market prices for all

source plasma types in the domestic and international market places there shall be a price increase each year. The minimum increase of the price hereunder for each 12 month period

shall be the percentage change in the Consumer Price Index

(All Urban Consumers CPI-U/United States City Average/All

Items Indexed) over the previous twelve month period as

determined and published by the United States Department of

Labor/Bureau of Labor Statistics and the maximum shall be

(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).  In no event shall the price ever be less than the initial price hereunder. The parties shall negotiate such price increase in good faith. If the parties cannot agree by December 15th on a new price, each party shall select a proposed price within the above parameters for submission to an arbitrator who shall select one party's

proposal. The arbitrator shall be selected by the parties, and the arbitration shall be conducted, according to the rules of the

American Arbitration Association, and the arbitrator's decision shall be final and non-appealable. Each party shall pay its own costs and expenses, including attorneys fees and costs incurred in any proceedings in court to confirm the arbitration decision.

Pending the decision of the arbitrator, Purchaser shall pay one-

half of Supplier's proposed price increase per liter for each liter of plasma purchased during the year and upon determination by the arbitrator of the applicable price for such year the

parties shall promptly adjust their accounts retroactively,

including interest on the amount owed at the prime rate as

published daily in the Wall Street Journal (the "Prime Rate").

The actual price paid by Supplier for any tests required or

recommended by the US FDA or adopted by the Plasma Industry which are not set forth in Section 5.2 shall be added to the agreed upon price and shall not be considered as part of the price

increase for purposes of this Section. Such additional test costs which may occur during any period where the price has already been established shall automatically be added to the price per liter effective on test implementation date.  Supplier shall use its best efforts to keep such cost to a minimum.

     3.0  PAYMENT

     3.1  Purchaser shall pay for Product at the price set

forth in Section 2.2 Terms of payment are net thirty (30)

days from date of shipment.

     3.2  The price set forth in Section 2.2 includes

manufacturing, packaging, quality control and holding of

Product and does include the cost of shipment to the F.O.B.

point.

     3.3  Each invoice will include the following details:

          a) shipment number

          b) cost per shipment

          c) volume per shipment

          d) bill of lading number of each shipment

          e) center name

          f) number of cartons

          g) carton sequence

          h) cost per liter

          i) total volume

          j) total cost for the invoice

     4.0  ORDER AND DELIVERY

     4.1  Supplier shall provide Purchaser (through

Purchaser's designee laboratory) at no cost to Purchaser

plasma samples in amounts and at times mutually agreed upon

by Purchaser and Supplier. In the event that a Plasmapheresis center is supplying plasma for two (2) of the Purchaser's

plasma programs, the Supplier shall, as directed by the

Purchaser provide two (2) separate plasma samples, one for

each program to the same or different locations as designated by Purchaser. These samples shall enable Purchaser to test

and identify plasma donors and/or plasma lots suitable for

producing Product for Purchaser in accordance with the

Specifications.

     4.2  All sales of Product by Supplier to Purchaser

hereunder shall be subject to the provisions of this

Agreement and shall not be subject to the terms and

conditions contained in any purchase order of Purchaser or

confirmation of Supplier except insofar as any such purchase order or confirmation establishes Product ordered or sold

thereunder and the delivery date and carrier thereof.

     4.3  During the initial 24-month term of this Agreement

Purchaser shall accept all material from identified

acceptable RSV donors up to the following maximum volumes:

for the period covering months 1 thru 12 -(CONFIDENTIAL TREATMENT

HAS BEEN REQUESTED); for the period covering months 13 thru 24 -

(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)and for the period covering months 25 thru 36- (CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED). Notwithstanding the aforesaid, after the initial 24 month period if Purchaser determines that its total annual

volume needs of RSV plasma is less than the amount then

currently being supplied by Supplier, Purchaser shall notify

Supplier in writing of its anticipated total volume

requirement from all vendors for months 25-36 of the Initial

Term of the Agreement and in such event Supplier shall cease sending new donor samples for screening to Purchaser's

laboratory in order to limit growth in RSV plasma production.

Purchaser however, shall continue to purchase all material

produced from previously approved donors for the period

covering months 25 thru 36 up to a maximum of(CONFIDENTIAL

TREATMENT HAS BEEN REQUESTED).  If at any time during the 25th -

36th months the average volume of plasma produced from previously approved donors drops below (CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED)of the needed total volume of material required by

Purchaser from all Suppliers, then in such event Supplier shall resume sending samples of new donors plasma to Purchaser's

laboratory for testing and approval, and Purchaser shall accept such RSV plasma from Supplier up to a level equal to

(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) of Purchaser's total

RSV annual volume requirements.If at any time during the initial

36-month period of thiscontract or any extension period Purchaser is unable toproduce finished product from the RSV plasma being suppliedas a result of U.S. Food and Drug Administration

suspension or revocation of Purchaser's license or Purchaser's voluntary withdrawal of all finished product from the market place,then in such event Purchaser may elect to suspend this

Agreement until such time as the production and sale of

finished product is reinstated provided Purchaser accepts and timely pays for all RSV plasma from approved donors which

was drawn from donors prior to the date of the Food and Drug

Administration's suspension or revocation of Purchaser's

license or Purchaser's voluntary withdrawal of all finished

product from the market place. This paragraph shall not be

interpreted as in any way being in conflict with Section 16.0 of this Agreement.

     4.4 Supplier shall arrange insured common carrier

transportation of Product to Purchaser's designated

destination. Such carrier shall be a qualified shipper of

perishable medical products and shall be approved in advance by both Purchaser and Supplier. Title to and risk of loss of

Product shall pass to Purchaser at the time of delivery to

the carrier at the F.O.B. point. Supplier shall use its best efforts to deliver quantities of the Product specified

herein, it being understood that Purchaser shall accept

Supplier's total RSV production from acceptable approved

donors during the initial period of this contract up to the

maximum herein before set forth sub section 4.3.  Supplier's failure to supply quantities of RSV plasma equal to

Purchaser's production needs or maximum volumes herein before set forth shall not be deemed a breach of contract, it being understood and agreed that the Supplier has no control over

the volume of RSV plasma to be collected at various

facilities. Supplier shall invoice Purchaser for Product no

earlier than the date of shipment.

     4.5  Supplier shall schedule the timely shipment of

Product pursuant to Purchaser's requirements as established

by Purchaser in writing. For the purpose of this Agreement, a timely shipment shall be a shipment that leaves the F.O.B.

point not later than two weeks after approval from Purchaser to ship product. No shipment, however, shall be for less than

40 liters of material. It is also agreed that Supplier can

ship prior to receipt of shipping authorization from

Purchaser's designee laboratory; conditioned upon the

following:

     A -  Purchaser pays for material when units are

authorized. Supplier can bill without authorization if

authorization has not been received three (3) weeks from date of shipment of samples.

     B -  Supplier will issue a credit memo to Purchaser for

any unauthorized units that are shipped in error.

     4.6  Supplier shall supply Purchaser a list of all

centers covered by this Agreement. (Exhibit B) Supplier shall have the right to add additional centers to said list with

prior written approval of Purchaser, so long as Purchaser is not then currently purchasing plasma from said additional

centers.

     5.0  QUALITY CONTROL

     5.1  Supplier and its subcontractors and vendors shall

manufacture Product in accordance with the Specifications.

All plasma collection facilities shall be currently QPP

certified by the American Blood Resources Association.

     5.2  Plasma shipments will be accompanied by a plasma

packing list that records for each unit shipped a unit

number, donor identification number, draw date, volume and

test results for HBsAg, ALT, Anti HIV I & II and Anti HCV. A six-month "look back" program on Donors reactive to HBsAg and

Anti HIV I & II will remain in effect on all units shipped to

Purchaser. The tests used for screening plasma shipped to

Purchaser shall conform to the most current technology

available for use in the plasma collection industry and shall conform to FDA requirements for such tests.

     5.3  Supplier agrees that all Product supplied hereunder

and the manufacture and delivery thereof shall be in

compliance with all applicable laws and regulations (21 CFR

211.606 and 640).

     5.4  Supplier shall provide Purchaser's Quality Control

Department with a reasonable number of production samples of

Product for QC testing by Purchaser.

     5.5  All product manufactured and sold hereunder is

subject to Purchaser's inspection, prior to acceptance

pursuant to Section 6.1.

     5.6  Purchaser shall have the right upon reasonable

advance notice during normal business hours to inspect each

facility at which Product is produced for the purpose of

observing production and quality control and inspecting all

documents applicable to manufacture, processing and holding

of Product. Such inspections shall be limited to a frequency of no more than once every 12 months unless quality deviations occur, in which case Purchaser shall have the right to

inspect more often. All source documents concerning

laboratory testing shall be retained in accordance with FDA

regulations and they shall be available for inspection by

Purchaser.

     5.7  Purchaser and Supplier shall immediately notify

each other with respect to any "Look Back" and adverse Drug

Reaction Reports with respect to Acceptable Donors and

resulting Product.

     6.0  ACCEPTANCE AND REJECTION

     6.1  If upon receipt and inspection of Product by

Purchaser at the destination specified in the shipping

instructions, the shipment, or any portion thereof, does not conform to the order or the Specifications, Purchaser shall

promptly notify Supplier of such condition and afford

Supplier a reasonable opportunity to inspect the Product and make any appropriate adjustment or replacement. Supplier

shall complete the adjustment or replacement within sixty

(60) days of notification by Purchaser. The cost of any

replacement shall be at the sole expense of Supplier

including any return shipment or reshipment. During this

period and at all times prior to shipment by Supplier, plasma is to remain stored at temperatures specified by FDA

regulations.

     6.2  In the event Purchaser experiences an over supply

of Product resulting in excess inventory, upon reasonable

written request by Purchaser, Supplier shall use its best

efforts to assist Purchaser in selling such excess Product

through Supplier's existing distribution channels.

     7.0  COLLECTION SITES

     7.1  Supplier and Purchaser will determine by mutual

agreement the plasmapheresis locations which will provide

samples and/or plasma for the program herein mentioned.

Centers chosen will remain in the program until all Donors

from a center are removed from the program due to antibody

titer loss or the program comes to an end. Before admittance to the program all centers must provide to the Purchaser a

completed Plasmapheresis Center Information Form, as supplied by the Purchaser or Purchaser's designee laboratory. It is

agreed that no proprietary questions will be answered by

Supplier. In addition, it is agreed that a general company

overview can be utilized to answer questions that have the

same answers for all centers. It is understood and agreed

that the identification of donors by Purchaser as meeting

Purchaser's specification for production of RSV Hyperimmune

Globulin is proprietary information and that although

Supplier does not know Purchaser's exact specifications

Supplier is aware that once a donor has been identified as

meeting such specifications, such plasma could potentially be sold to third parties for manufacture by such third parties

into RSV Hyperimmune Globulin. Accordingly, it is agreed that supplier will not, during the term of this agreement and for twelve months thereafter, knowingly sell plasma from any

approved donor identified by Purchaser as having RSV Antibody to any other purchaser for the intended use by such other

purchaser in the manufacturing of RSV Hyperimmune Globulin.

     8.0  TERMINATION

     8.1  In addition to any other remedy it may have, either

party shall have the right to terminate this Agreement if the other party fails to remedy and make good any material

default in the performance of any material condition or

obligation under this Agreement within sixty (60) days of

written notice thereof.

     8.2  The failure of either party to terminate this

Agreement by reason of the breach of any of its provisions by other party shall not be construed as a waiver of the rights or remedies available for any subsequent breach of the terms or provisions of this Agreement.

     8.3  The exercise of one remedy by a party shall not

preclude such party from exercising additional remedies.

     8.4  Upon termination of this Agreement, Purchaser must

pay for any Product already delivered.

     8.5  Either party may terminate this Agreement effective

immediately upon giving notice of termination, if the other

party shall file a petition in bankruptcy, shall be

adjudicated as bankrupt, shall take advantage of the

insolvency laws of any state, territory or country, shall

make an assignment for the benefits of creditors, shall be

voluntarily dissolved, or shall have a receiver, trustee or

other court officer appointed for its property.

     8.6  Purchaser further covenants and agrees that during

the term of this Agreement and any renewal or extension

period and for twelve (12) months thereafter, Purchaser shall not, without the express written consent of Supplier

purchase any plasma of the same or similar specifications as set forth in Exhibit "A" directly or indirectly from any

parties who have supplied such plasma to Supplier and which

Supplier sold to Purchaser. It is agreed and understood that any breach by Purchaser of this covenant set forth in this

sub paragraph 8.6 shall cause irreparable harm to Supplier

and Supplier shall be entitled to obtain an injunction

against Purchaser in addition to any other legal or equitable remedies available  to Supplier.

     9.0  WARRANTIES AND INDEMNIFICATIONS

     9.1  Supplier warrants and represents that at the time

of shipment, Product covered by this Agreement shall conform to the applicable Specifications and the other requirements

expressly set forth in this Agreement and that the Supplier

shall deliver Product to Purchaser free from claims or liens of third parties that may affect title to the Product.

     9.2  Purchaser shall indemnify and hold Supplier

harmless from any and all third party claims of disease

related liability arising from the use in manufacturing of

Product provided by Supplier, except those which result from

Supplier's negligence or willful misconduct. Supplier shall

promptly notify Purchaser of any such claims. Where Purchaser acknowledges that the indemnification is applicable with

respect to such claims Purchaser shall control the defense,

settlement or compromise of any such claims.

     10.0  NOTICES

     10.1  Any and all notices permitted or required to be

given hereunder shall be sent by registered or certified

mail, postage and fees paid, with return receipts requested,

addressed as on the first page of this Agreement or at such

other address as to which a party gives notice under this

Section 10.1. Notice shall be deemed given as of the date of mailing.

     11.0  ASSIGNMENT

     11.1  Neither party shall assign this Agreement in whole

or in part other than as part of the sale of all or

substantially all of its business assets without the prior

written consent of the other.  Upon a permitted assignment,

all of the provisions of this Agreement and all rights and

obligations of the parties hereunder shall be binding upon

and inure to the benefit and be enforceable by the successors and assigns of Supplier and Purchaser.

     12.0  ENTIRE AGREEMENT

     12.1  This Agreement, including the Exhibits attached

hereto constitutes the sole and entire Agreement between the parties with respect to the sale of Product by Supplier to

Purchaser and may not be altered or modified except in

writing and signed by duly authorized officers of both

parties.

     13.0  INDEPENDENT CONTRACTOR

     13.1  In all activities under this Agreement, Supplier

shall act and be deemed an independent contractor with no

authorization to in any way obligate or bind Purchaser. This

Agreement shall not be deemed held or construed as creating a copartnership between Supplier and Purchaser for any purpose whatsoever.

     14.0  SEVERABILITY

     14.1  If any terms or provisions of this Agreement shall

be invalid or unenforceable, the remaining terms hereof shall not be affected, but shall be valid and enforced to the

fullest extent permitted by law, unless such invalid or

unenforceable term or provision materially affects a party's rights or expected rights under this Agreement.

     15.0  HEADINGS

     15.1  The headings used in this Agreement are intended

for guidance only and shall not be considered part of the

written understanding between the parties hereto.

     16.0  FORCE MAJEURE

     16.1  Neither party shall be liable for non-performance

caused by factors beyond that party's direct control, said

factors including but not being limited to:

     (i)       natural disasters or other "Acts of God";

     (ii)      riots, wars, or insurrection; or

     (iii)     actions of any governmental agency, including

               rules, laws, orders, regulations and

               restrictions.

     17.0  APPLICABLE LAW

     17.1  This Agreement shall be construed and enforced in

accordance with the law of the State of New York without

reference to choice of law principles.

     IN WITNESS WHEREOF, the parties have caused this

Agreement to be executed by  their duly authorized officers

as of the day and year first above written.


MEDIMMUNE, INC.               DCI MANAGEMENT GROUP, INC.



BY: David M. Mott             BY:  Ira London
President                     Secretary
2/7//96                       2/7/96



                         EXHIBIT A

             SPECIFICATIONS FOR RSV SOURCE PLASMA


1.   PURCHASER'S DESIGNEE

     Plasma samples and plasma units are to be shipped for screening and processing to such persons or entities designated by Purchaser from time to time. Purchaser's designee for receipt of plasma samples shall be the Massachusetts Public Health Biologics Laboratory
     (MPHBL). Purchaser shall notify Supplier in writing of any change in such designee.

2.   LICENSES

     Supplier shall supply Medimmune and its designee with documentation that each Source Plasma center of Supplier selected by Supplier for producing Product is currently licensed by the FDA for collection of Source Plasma (i.e. copy of FDA license).

3.   PLASMA SAMPLES

     A 0.5 ml sample of plasma from each donation from donors for whom Supplier seeks qualifications must be submitted and received by Medimmune or its designee.

4.   ACCEPTABLE RSV DONORS

     Medimmune or its designee will advise Supplier of donor acceptable for contributing to the RSV plasma supply program ("Acceptable Donors") based on the donor's RSV antibody titers. Acceptable Donors must also meet the FDA requirements for Source Plasma. Acceptable Donors will continue to remain acceptable based on their RSV titers until Medimmune or its designee notifies Supplier in writing that the donor is no longer acceptable. Acceptable Donors shall be removed from the RSV program immediately upon receiving such notification from Medimmune or its designee. Plasma from Acceptable Donors drawn up to the day after notification date will be accepted.


5.   ACCEPTABLE RSV PLASMA UNITS

     All plasma drawn from Acceptable Donors (see item #4 above) will be accepted as long as the Donor remains an Acceptable Donor and the plasma meets all FDA requirements for Source Plasma. If a Donor becomes unacceptable, all plasma units collected up to the day after notification will be accepted but units drawn after that date will not be accepted (see item #4 above). Before shipping plasma units, Supplier must send a copy of the proposed "Plasma Packing List" (see item #6 below) to Medimmune or its designee for verification.

6.   LABELLING AND TESTING

     Plasma shipments must be accompanied by a "Plasma Packing List" that records for each unit shipped in identification (i.e. "Control") number of the unit, a donor identification number, signature of pheresis center Manager, date plasma was drawn, volume and results of the HBsAg, Anti HIV I & II and Anti HCV, and ALT tests.

7.   "LOOK BACK"

     Purchaser must be informed of any donor becoming positive for Anti HIV I & II or HBsAg, if plasma from that donor has been shipped to Purchaser anytime during the preceding 6 months, so the Purchaser can judge if previous donations are acceptable for fractionation.

8.   DELIVERY AND SHIPPING

     A.   Until Supplier is notified otherwise as
          contemplated in item #1 above, plasma should be shipped to:

               Baxter Hyland Protein Control
               4501 Colorado Blvd.
               Los Angeles, CA  90039

     B.   Invoice should be sent to:

               Medimmune, Inc.
               35 West Watkins Mill Road
               Gaithersburg, MD 20878

     C. Plasma should be shipped frozen in suitable containers so that the plasma is maintained at temperatures specified by FDA regulations or required for product integrity. The requirement for product integrity of RSV is minus 20 degrees
          Celsius.

     D. Plasma is to be shipped in containers with cardboard dividers. Each case will have a barcode affixed on the outside of the carton. The exact details of information on barcode will be mutually agreed to.

     E. DCI will provide Medimmune a copy of Bill of Lading and Packing List for each unit within 48-hours of shipment.

     F. DCI will have management reports for Medimmune to review material expected, material received, material processed, and material cleared for shipment. It is agreed that DCI and MedImmune's MIS staff will review the best format for reports. DCI and MedImmune will review the ability for MedImmune to have access to certain data on the RSV computer system. At a minimum the information required would include, but not be limited to, the following data which might be accessed either weekly, monthly or quarterly: number of screens sent, number of donors enrolled, number of units authorized, number of units picked up/sent (broken down by shipment and volume), number of new donors enrolled, number of screens sent to enroll those donors, number of donors dropped from the program, enrollment dates, number of units sent since enrollment, date dropped from the program, and number of units sent weekly, monthly and/or quarterly. Data will be provided on any kind of ASCii file, preferably, delimited, with a standard output that is on PC accessible media.

          It is agreed that all donor information is confidential in addition, it is agreed that all software design, including Data Base structures and other proprietary information be confidential to the extent that such information is not already in Purchaser's possession or is not now hereafter entered in the public domain, such information is supplied only for Purchaser's internal use. At no time can it be discussed with any Third Party without prior written approval of Supplier.

     9. The following are the procedures to cover all RSV
     Plasma collected from approved donors.

     A. DCI will send RSV confirm samples and paperwork for complete cartons only. The samples will be sent with an electronic packing form disk.

     B. The cover sheet will be modified (example attached) to indicate the number of cartons, individual carton numbers, and total units from each individual center.

     C. Mass Laboratory will inspect each incoming sample shipment and advise if the shipment was complete or which units are missing sample tubes. There will be a place on the coversheet for Mass Lab to confirm the number of samples received from each center. If a sample is missing, Mass will indicate in the space provided, the details indicating which bleed is missing a sample. It is understood that Mass has agreed that it will confirm within three days from receipt of the samples.

     D. DCI will give its best effort to obtain the missing sample and send it with the following weeks confirmed samples package. It is agreed that the packing list for the entire carton will be sent with the sample. Mass has agreed to give their best effort to release single unit shipments at the same time as the entire lot.

     E. Mass will advise DCI of any problem units within any individual carton. DCI will arrange for the corrected paperwork for the individual carton involved to be faxed to Mass.

     F. Within a two week period, it is Purchaser's and Supplier's understanding Mass will issue to DCI confirmation shipment verification. The verification will reflect the details of the original paperwork or the paperwork with any changes that were required by Mass prior to verification. We expect Mass to issue confirmation by entire lots, same as they receive them, confirmation including lot numbers.

     G. DCI Centers will ship to Bio Med when confirmation shipment verification is received. All paperwork will be modified if required to remove any problem units. The paperwork will be sent with shipping disk the same as always. A copy of the Bill of Lading will be included with paperwork.

     H. All Nabi and contract centers will send in modified paperwork to reflect any changes required by Mass prior to receipt of verification. Upon verification notice, DCI will submit corrected paperwork and shipping disk to Mass. The actual shipment will not leave the Queens Village warehouse until shipping approval is received. It is Purchaser's and Supplier's understanding that Mass will issue shipping approval within a two week period after date of shipment of samples to Mass. DCI may ship and bill MedImmune if approval is not received within the time period defined in section 4.5A of the RSV Agreement.




                          EXHIBIT B


           (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)